United States securities and exchange commission logo





                     August 8, 2022

       Michael Sullivan
       Chief Financial Officer
       Oragenics, Inc.
       4902 Eisenhower Blvd, Suite 125
       Tampa, Florida 33634

                                                        Re: Oragenics, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 24,
2022
                                                            File No. 001-32188

       Dear Mr. Sullivan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences